Exhibit 99.1

For Immediate Release: Thursday, Sept. 4, 2014

GM and GM Financial Enter into Support Agreement

DETROIT – General Motors Co. (NYSE: GM) and General Motors Financial Company, Inc., (GM Financial) announced today that they have entered into a support agreement, reaffirming the critical role GM Financial plays in GM’s success. The agreement provides for leverage limits and liquidity support to GM Financial if needed, as well as other general terms of support.

Under the terms of the agreement, as GM Financial expands its product portfolio and grows its business, GM committed to provide funding to GM Financial if its earning assets leverage ratio rises above pre-determined thresholds. GM extended an intercompany revolving credit facility to GM Financial to provide up to $1 billion of liquidity if needed. This facility, which is subordinate to GM Financial’s senior unsecured and secured debt, will replace an existing $600 million line of credit from GM. The agreement also provides that GM will use its commercially reasonable efforts to ensure that GM Financial will continue to be designated as a subsidiary borrower on up to $4 billion of GM’s corporate revolving line of credit.

“GM Financial is a core component of GM’s business and this agreement will strengthen its capability to support GM’s strategy,” said GM President Dan Ammann.

Since being acquired by GM in 2010, GM Financial has significantly increased its share of GM’s business which now represents 75 percent of GM Financial’s consumer loan and lease originations.

“With the acquisition of the international business, the growth in our North America product portfolio and the diversity of our funding platform, we are well positioned to support GM as its captive auto finance company. The support agreement represents the next step in the evolution of GM Financial and further cements our position as GM’s captive,” said GM Financial President and CEO Dan Berce.

The support agreement has been filed by GM Financial on Form 8-K with the United States Securities and Exchange Commission.

General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world’s largest and fastest-growing automotive markets. GM, its subsidiaries and joint venture entities sell vehicles under the Chevrolet, Cadillac, Baojun, Buick, GMC, Holden, Jiefang, Opel, Vauxhall and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com.

General Motors Financial Company, Inc. is the captive finance company for and a wholly-owned subsidiary of General Motors Company and is headquartered in Fort Worth, Texas. For more information, visit www.gmfinancial.com.

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CONTACTS

Tom Henderson GM Financial Communications (313) 410-2704 tom.e.henderson@gm.com Randy Arickx GM Investor Relations (313) 268-7070 randy.c.arickx@gm.com	Chrissy Heinke GM Financial (817) 302-7069 chrissy.heinke@gmfinancial.com Stephen Jones GM Financial Investor Relations (817) 302-7119 stephen.jones@gmfinancial.com